Exhibit 11.1

WILLIS LEASE FINANCE CORPORATION
AND SUBSIDIARIES

Computation of Earnings Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(in thousands, except per share data)
Net income
Basic
Earnings:
Net income	$1,152	$577	$1,994	$1,543

Shares:
Average common shares outstanding	8,838	8,830	8,837	8,829

Basic earnings per common share
Net income	$0.13	$0.07	$0.23	$0.17

Assuming Full Dilution
Earnings:
Net income	$1,152	$577	$1,994	$1,543

Shares:
Average common shares outstanding	8,838	8,830	8,837	8,829
Potentially dilutive common shares outstanding	36	22	35	25
Diluted average common shares outstanding	8,874	8,852	8,872	8,854

Earnings per common share assuming full dilution
Net income	$0.13	$0.07	$0.22	$0.17

Supplemental information:

The difference between average common shares outstanding to calculate basic and assuming full dilution is due to options outstanding under the 1996 Stock Options/Stock Issuance Plan and warrants issued in conjunction with the initial public offering.